Exhibit 21 — List of Subsidiaries of the Registrant
     Farmers & Merchants Bank (incorporated in Virginia)
     TEB Life Insurance Company (incorporated in Arizona)
     Farmers & Merchants Financial Services (incorporated in Virginia), a subsidiary of Farmers &
     Merchants Bank

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